UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2015, Mr. Charles F. Wagner, Jr., Executive Vice President and Chief Financial Officer (CFO) of Bruker Corporation (“Bruker,” the “Company,” “we” or “us”) since July 2012, submitted his resignation, effective as of June 12, 2015, in order to pursue other interests.  Mr. Wagner has informed us that he has accepted a position as Chief Financial Officer of Ortho-Clinical Diagnostics, Inc., and will commence service in that position in late June 2015.  Mr. Wagner’s resignation is not the result of any dispute or disagreement with the Company or any matter relating to the Company’s accounting practices or financial statements.

Mr. Wagner is expected to continue in his role as Bruker’s Chief Financial Officer until his departure from the Company, and he will work during the next few weeks to ensure an orderly transition of his responsibilities. Bruker intends to initiate a search and until such time as a new CFO is appointed, Mr. Anthony L. Mattacchione, an executive officer and the Company’s Senior Vice President of Finance & Accounting, has been appointed interim CFO, effective upon Mr. Wagner’s departure. Mr. Mattacchione joined the Company in February 2013, and is currently responsible for the Company’s global finance and accounting functions, including corporate accounting, financial planning & analysis, treasury, tax, shared financial services, internal controls and internal audit.  Prior to joining the Company, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, and as Vice President, Controller and Chief Accounting Officer of Millipore Corporation.

In connection with his appointment as interim CFO, Mr. Mattacchione’s base salary of $299,900 will be increased by $8,000 per month from the effective date of his appointment and he will be eligible to receive a special bonus of $150,000 on March 31, 2016, subject to achievement of certain goals.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)                         Exhibits

Number

99.1	Press release dated May 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: May 20, 2015	By:	/s/Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Name

99.1	Press Release dated May 20, 2015.